QKL Stores Inc. Announces Full Exercise of Over-Allotment Option

Daqing, China, December 4, 2009 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeast China, today announced that the underwriter of the Company’s recently announced public offering  elected to exercise its option to purchase an additional 900,000 shares of the Company’s common stock to cover over-allotments.  In total, including the over-allotment shares, the Company has sold 6.9 million shares of the Company’s common stock at $5.75 per share in the public offering.  After underwriting discounts and commissions and estimated offering expenses, the Company has received net proceeds of approximately $37.4 million, which includes approximately $4.9 million in net proceeds from the exercise of the over-allotment option.

Roth Capital Partners, LLC acted as the sole book runner for the offering.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores Inc. is a leading regional supermarket chain company operating in Northeast China. The Company sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, convenience stores, and department stores; the company also has its own distribution centers that service its supermarkets.

Safe Harbor Statement

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. For example, statements about the future use of the proceeds are forward looking and subject to risks. QKL Stores Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q and 8-K, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward- looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, risks outlined in the Company's filings with the U.S. Securities and Exchange Commission, including its registration statement on Form S-1, as amended. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

Contact Information

Company Contact:
QKL Stores Inc.
Diana Zhang & Crystal Chen
Tel: +86-459-460-7626

Investor Relations:
ICR, Inc.
Wei Jung Yang
Tel: +86-10-6599-7968

Bill Zima
Tel: 1-203-682-8200